
                                                                    EXHIBIT 10.1



                                     RELAXIN

                         DEVELOPMENT, COMMERCIALIZATION

                                       AND

                                LICENSE AGREEMENT


                                 by and between


                                Paladin Labs Inc.


                                       and


                              Connetics Corporation





                                  July 7, 1999



* Confidential treatment has been requested for this portion of the Agreement.
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                                TABLE OF CONTENTS
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ARTICLE I - Definitions.........................................................   1
ARTICLE II - LICENSE............................................................   6
     2.1   License..............................................................   6
           2.1.1    Licensed IP.................................................   6
           2.1.2    Trademarks..................................................   6
           2.1.3    Connetics Improvements .....................................   7
           2.1.4    Sublicenses ................................................   7
     2.2    License to Paladin Improvements.....................................   7
     2.3   Third Party Technology...............................................   7
           2.3.1................................................................   7
           2.3.2................................................................   8
           2.3.3................................................................   8
     2.4   Reservation of Rights................................................   8
     2.5   Enforcement..........................................................   8
           2.5.1    Enforcement of Licensed IP .................................   8
           2.5.2    Encroachment ...............................................   9
     2.6   Other Countries......................................................   9

ARTICLE III - Product Development and Regulatory Approval ......................  10
     3.1   Product Development .................................................  10
           3.1.1    Development Committee.......................................  10
           3.1.2    Development Plan............................................  10
           3.1.3    Clinical Development........................................  10
           3.1.4    Regulatory Filings..........................................  10
           3.1.5    Patent Extensions...........................................  10
     3.2   Product Development Costs............................................  11
           3.2.1    General.....................................................  11
           3.2.2    Quarterly Reports...........................................  11
     3.3   Reproductive Indications.............................................  11
     3.4   Access to Information................................................  11
     3.5   Records..............................................................  12

ARTICLE IV - PAYMENTS AND EQUITY INVESTMENT ....................................  12
     4.1   Payments to Connetics................................................  12
           4.1.1    Development Fees............................................  12
           4.1.2    Milestone Payments..........................................  12
           4.1.3    Research and Development Payments...........................  13
     4.2   Payment Terms........................................................  14
     4.3   Equity Purchase......................................................  14
     4.4   Adjustments to Payment Obligations...................................  14
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ARTICLE V - MANUFACTURE AND COMMERCIALIZATION ..................................  14
     5.1   Manufacture .........................................................  14
           5.1.1    Clinical Supplies...........................................  14
           5.1.2    Product for Commercial Sale.................................  15
           5.1.3    Royalty.....................................................  15
           5.1.4    Contract Manufacturing......................................  16
           5.1.5    Inability to Supply.........................................  16
           5.1.6    Alternate Supply............................................  16
     5.2   Payment Terms........................................................  17
           5.2.1    Royalty Payments............................................  17
           5.2.2    Timing, Form of Payment.....................................  17
           5.2.3    Nonconforming Clinical Supplies.............................  17
           5.2.4    Payments for Commercial Supply..............................  18
     5.3   Product Markings.....................................................  18
     5.4   Commercialization....................................................  18
     5.5   Audit................................................................  18
           5.5.1    Books and Records...........................................  18
           5.5.2    Audit of Paladin's Records..................................  19
           5.5.3    Audit of Connetics' Records.................................  19
           5.5.4    Audit Results: Payments.....................................  19

ARTICLE VI - WARRANTIES AND INDEMNITIES.........................................  19
     6.1   Representations and Warranties of Connetics..........................  19
           6.1.1    Organization: Standing......................................  20
           6.1.2    No Conflicts................................................  20
           6.1.3    Rights to Licensed IP.......................................  20
           6.1.4    No Lawsuits, etc............................................  20
           6.1.5    Third Party Rights..........................................  20
           6.1.6    No Encumbrances.............................................  20
           6.1.7    No Other Agreements.........................................  20
           6.1.8    Information.................................................  21
6.1.9    Testing ...............................................................  21
6.1.10   Adverse Experiences ...................................................  21
     6.2   Representation and Warranties of Paladin.............................  21
           6.2.1    Organization; Standing......................................  21
           6.2.2    No Conflicts................................................  21
     6.3   Disclaimer of Warranties.............................................  21
     6.4   Indemnification of Paladin...........................................  22
     6.5   Indemnification of Connetics.........................................  22
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     6.6   Indemnification Procedure............................................  22
           6.6.1    Notice......................................................  22
           6.6.2    Copies .....................................................  23
           6.6.3    Participation ..............................................  23
     6.6.4 Control of Defense ..................................................  23
           6.6.5    Settlement .................................................  23
           6.6.6    Costs and Expenses..........................................  23
     6.7   Limitation of Liability..............................................  24

ARTICLE VII - COVENANTS ........................................................  24
     7.1   Connetics' Covenants to Paladin......................................  24
           7.1.1    Manufacture.................................................  24
           7.1.2    Compliance with Laws........................................  24
           7.1.3    Permits; Licenses...........................................  24
           7.1.4    Future Patents..............................................  24
           7.1.5    Insurance...................................................  25
           7.1.6    Non-Compete.................................................  25
           7.1.7    Commercialization...........................................  25
           7.1.8    Maintenance of Patents......................................  25
     7.2   Paladin's Covenants to Connetics.....................................  25
           7.2.1    Commercialization...........................................  25
           7.2.2    Permits; Licenses...........................................  25
           7.2.3    Future Patents..............................................  26

ARTICLE VIII - CONFIDENTIALITY AND PUBLICITY....................................  26
     8.1   Public Relations and Announcements...................................  26
     8.2   Confidentiality......................................................  26
           8.2.1    Confidential Information....................................  26
           8.2.2    Exceptions..................................................  26
     8.3   Remedy...............................................................  27
     8.4   Agreement Terms......................................................  27
ARTICLE IX - TERM AND TERMINATION ..............................................  27
     9.1   Term.................................................................  27
     9.2   Termination..........................................................  27
           9.2.1    For Breach by Connetics.....................................  27
           9.2.2    For Breach by Paladin.......................................  28
           9.2.3    Loss of Third Party Licenses................................  28
           9.2.4    Termination by Paladin......................................  28
           9.2.5    Termination for Insolvency..................................  28
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     9.3   Effect of Termination................................................  28
           9.3.1    Effect on License...........................................  28
           9.3.2    Ongoing Obligations.........................................  29
           9.3.3    Inventory...................................................  29

ARTICLE X - REGULATORY COMPLIANCE AND REPORTING ................................  29
     10.1  Government Inspection ...............................................  29
     10.2  Adverse Experience Reporting.........................................  30
     10.3  Notification and Recall..............................................  30
     10.4  Recall Expense.......................................................  31

ARTICLE XI- MISCELLANEOUS ......................................................  31
     11.1  Taxes, Tariffs, Fees ................................................  31
     11.2  Currency of Payments ................................................  31
     11.3  Compliance With Laws ................................................  32
     11.4  Dispute Resolution and Governing Law.................................  32
           11.4.1   Process.....................................................  32
           11.4.2   Governing Law...............................................  32
     11.5  Section Headings ....................................................  32
     11.6  Notices..............................................................  32
     11.7  Force Majeure........................................................  33
     11.8  Nonassignability and Binding Effect..................................  33
     11.9  Partial Invalidity ..................................................  33
     11.10 No Waiver ...........................................................  33
     11.11 Counterparts ........................................................  34
     11.12 Entire Agreement ....................................................  34
     11.13 Independent Contractors..............................................  34

                                     RELAXIN
              DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

     This DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT, effective as of July 7, 1999 ("EFFECTIVE DATE") is made by and between Paladin Labs Inc., having its principal place of business at 6111 Royalmount, Suite 102, Montreal, Quebec, Canada H4P 2T4 ("PALADIN") and Connetics Corporation, a Delaware corporation, having its principal place of business at 3400 West Bayshore Road, Palo Alto, California, 94303, U.S.A. ("CONNETICS") (each, respectively, a "PARTY" and collectively, the "PARTIES").

                                   BACKGROUND

     A. Connetics possesses certain technology and intellectual property rights pertaining to Relaxin as defined in this Agreement.

     B. Connetics and Paladin desire to collaborate to develop and commercialize Product in the Territory (all as defined in this Agreement).

THEREFORE, the Parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

The following terms shall be deemed to have the meanings stated below:

     "ADDITIONAL INDICATION(S)" means all human therapeutic indications except DSS and Reproductive Indications.

     "ADVERSE EXPERIENCE" shall have the meaning set forth in SECTION 10.2 of this Agreement.

     "AFFILIATE" means any individual, corporate or other entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that such entity shall be deemed an Affiliate only so long as such control continues.

     "AGREEMENT" means this agreement together with all exhibits, schedules, and appendices attached to this agreement, all as respectively amended, modified or supplemented by the Parties in accordance with the terms of this agreement.

     "BLA" means a Biologics License Application, or equivalent FDA application relating to the manufacturing and marketing of biologically based pharmaceutical products, filed with the FDA or any such comparable applications in the Territory.

     "CLINICAL DEVELOPMENT" means all activities subsequent to the Effective Date relating to human clinical trials including pre-clinical and additional studies specifically required to support Regulatory Filings for the purpose of obtaining Regulatory Approval to market and sell Product. Clinical Development specifically excludes any activities which are part of CMC Development.

     "CMC DEVELOPMENT" means all development activities relating to Product manufacturing, scale-up, quality assurance, quality control, Product characterization, and stability.

     "COGS" means a Party's cost of producing the Product, computed in accordance with GAAP applied on a consistent basis. Such costs shall include the reasonable, out of pocket cost (whether incurred directly by such Party or invoiced by any Third Party) of all raw materials, labor and overhead for manufacturing, formulation, storage, filling, finishing, labeling, packaging, quality assurance and quality control, shipping and distribution costs, and technical support incurred directly and exclusively for, or proportionately allocated to, the production of the Product, any value added taxes or transportation charges, and any royalties (other than royalties payable pursuant to Third Party Licenses) paid pursuant to licenses in connection with the manufacturing process or materials used. Until such time, if ever, as Connetics manufactures Relaxin Materials and/or Product, Connetics' COGS shall equal the net amount invoiced by Contract Manufacturer(s) allocable to the Product for Paladin plus ten percent (10%).

     "COMMERCIALLY REASONABLE EFFORTS" means the effort by Paladin or Connetics to deploy, in light of prevailing circumstances and taking into account Third Party obligations and commitments, sufficient resources, capital equipment, material and labor as might reasonably be expected to achieve in an appropriate time-scale, the benefits which are anticipated to accrue to Paladin and Connetics from the commercial exploitation of the Product, and if the Commercially Reasonable Efforts are to be directed to a specific goal, then that goal.

     "CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION
8.2.1 of this Agreement.

     "CONNETICS' IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patented, patentable or not, conceived or first reduced to practice by Connetics during the Term and any and all intellectual property rights therein and thereto. Connetics shall promptly notify Paladin of the details of such Connetics Improvements as soon as possible

     "CONTRACT MANUFACTURER" means any Third Party contracted by Connetics to provide manufacturing services which are material to Relaxin Materials or Product, or any component or ingredient therein. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Third Party whose acts or omissions in connection with its assumption of any obligation under this Agreement or the Supply Agreement would be imputed to, and would therefore be considered, the acts or omissions of Connetics pursuant to any applicable law or by any Regulatory Authority.

     "CONTRACT MANUFACTURER AGREEMENT" means any contract entered into with a Contract Manufacturer pursuant to SECTION 5.1.4 of this Agreement.

     "DEFENDING PARTY" shall have the meaning set forth in SECTION 2.5.2 of this Agreement.

     "DEVELOPMENT PLAN" means the plan as amended from time to time which sets forth, in one or more sections, (a) the Parties' strategies, plans, activities and estimated time schedules with regard to Clinical Development and Regulatory Filings for the United States and/or the Territory; and (b) the Parties' respective responsibilities for such development activities. Paladin shall develop a plan for the Territory as appropriate after the Effective Date, which shall be subject to approval by Connetics prior to its implementation.

     "DSS" means diffuse systemic sclerosis, systemic sclerosis, progressive systemic sclerosis, and/or systemic sclerosis with diffuse scleroderma.

     "ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5.1 of this Agreement.

     "FDA" means the U.S. Food and Drug Administration or successor agency.

     "FAIR MARKET VALUE" means the price of Connetics' Common Stock calculated as the average closing price for the ten trading days prior to the Effective Date, as reported by The Nasdaq National Market.

     "FIELD" means the treatment of DSS and all Additional Indications.

     "FORMULARY PRICE" means (solely for purposes of this Agreement) the higher of [*] for the Product or [*] for the Product.

     "GAAP" (or Generally Accepted Accounting Principles) means generally accepted accounting and reporting assumptions, standards, and practices as applied in the United States and as prescribed by authoritative bodies such as the Financial Accounting Standards Board.

     "INDEMNITEE" and "INDEMNITOR" shall have the meanings set forth in SECTION
6.6 of this Agreement.

     "LICENSED IP" means the Relaxin Patents, Relaxin Information and Third Party Licenses.

     "LOSSES" shall have the meaning set forth in SECTION 6.4 of this Agreement.

     "MEDEVA AGREEMENT" means the Relaxin Development, Commercialization and License Agreement effective as of January 11, 1999, by and between Medeva Pharmaceuticals, Inc. ("MEDEVA") and Connetics.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     "MEDEVA RELAXIN INFORMATION" means Relaxin Information (as that term is defined in the Medeva Agreement) developed by Medeva and licensed to Connetics pursuant to the Medeva Agreement.

     "NET SALES" means gross amounts invoiced by Paladin (and/or an Affiliate of Paladin or a distributor appointed by Paladin) for sales of Product in the Territory to a Third Party, less deductions for the following amounts directly chargeable to such Product:

     (1) customary trade, quantity or cash discounts and rebates (including non-cash rebates), actually allowed and taken;

     (2) credits actually granted upon, or allowances for estimated amounts for, returns, claims, rejections, rebates and chargebacks;

     (3)  an allowance for uncollectible amounts or bad debts; and

     (4)  recalls.

Sales of Product between a Party and its Affiliates and sales solely for research or testing purposes shall be excluded from the computation of Net Sales.

     "NON-DEFENDING PARTY" shall have the meaning set forth in SECTION 2.5.2 of this Agreement.

     "NON-ENFORCING PARTY" shall have the meaning set forth in SECTION 2.5.1 of this Agreement.

     "PALADIN IMPROVEMENTS" means any inventions, discoveries, improvements or enhancements relating to Relaxin, whether patentable or not, conceived or first reduced to practice by Paladin during the Term and any and all intellectual property rights therein and thereto. Paladin shall notify Connetics of the details of such Paladin Improvements as soon as possible.

     "PRODUCT" means a commercial pharmaceutical product containing Relaxin for use in the Field.

     "PRODUCT DEVELOPMENT" shall be comprised of: (1) CMC DEVELOPMENT, (2) CLINICAL DEVELOPMENT, and (3) REGULATORY FILINGS.

     "REGULATORY APPROVAL" means all approvals, including pricing approvals for reimbursement purposes, from the appropriate Regulatory Authorities (a) in the United States or (b) in the Territory that are required to promote and market the Product in the relevant country.

     "REGULATORY AUTHORITY" means the FDA or any equivalent or additional governmental or regulatory agencies in the Territory.

     "REGULATORY FILINGS" means all activities relating to the filing for and procurement of Regulatory Approval, including but not limited to price reimbursement approval for the marketing and sale of Product from the relevant Regulatory Authorities.

     "RELAXIN" means a polypeptide hormone which both (1) has an amino acid sequence corresponding to all or a part of the sequence of the polypeptide described in EXHIBIT A-1, and peptide derivatives thereof and (2) is an agonist to any of the biological activities of the substances identified in EXHIBIT A-2.

     "RELAXIN INFORMATION" means trade secrets, know-how, information and proprietary rights in any tangible or intangible form, other than Relaxin Patents but including Connetics' trademarks and tradenames to the extent licensed to Paladin pursuant to SECTION 2.1.2, and Connetics Improvements to the extent licensed to Paladin pursuant to SECTION 2.1.3, relating to the development and commercialization of Relaxin, Relaxin Materials and the Product, including but not limited to any pre-clinical, clinical and regulatory information that Paladin may need for the purposes of this Agreement that: (1) is owned by Connetics and/or its Affiliates, or (2) is owned by a Third Party, which Connetics and/or its Affiliates has a right to license or is not prohibited from disclosing to Paladin and its Affiliates under this Agreement, which Relaxin Information shall specifically include Medeva Relaxin Information.

     "RELAXIN MATERIALS" means bulk Relaxin or formulated Relaxin for use in Product Development and/or procuring Regulatory Approval for the Product.

     "RELAXIN PATENTS" means the patents and patent applications including any reissues, renewals, extensions, substitutions, divisionals, continuations and continuations-in-part of such patents or patent applications, relating to Relaxin or the Product, owned or controlled by Connetics and/or its Affiliates or included in the Third Party Licenses which: (1) are in existence as of the Effective Date or which come into existence during the Term of this Agreement; or (2) are licensed to Connetics under the Third Party Licenses. The Relaxin Patents include, without limitation, the patents and patent applications set forth on EXHIBIT B to this Agreement.

     "REPRODUCTIVE INDICATION" shall have the meaning set forth in SECTION 3.3 of this Agreement.

     "SPECIFICATIONS" means the specifications for the Relaxin Materials and the Product as set forth in EXHIBIT A-3 to this Agreement, and such changes to such specifications as the Parties may subsequently agree to in writing.

     "SUPPLY AGREEMENT" means the agreement to be entered into at a future date pursuant to SECTION 5.1.2.

         "TERM" shall have the meaning set forth in SECTION 9.1 of this Agreement.

         "TERRITORY" means Canada.

     "THIRD PARTY LICENSES" means the licenses to Third Party intellectual property rights including without limitation patents, patent applications, trade secrets, and/or know-how covering, or related to, Relaxin, Relaxin Materials and Product, under which Connetics and/or its Affiliates has a right to grant a sublicense to Paladin and its Affiliates. A list of the Third Party Licenses as of the Effective Date is attached to this Agreement as EXHIBIT C-1. In addition, EXHIBIT C-2 lists all other agreements by which Connetics has licensed its rights to Relaxin to Third Parties.

     "THIRD PARTY(IES)" means any person or entity other than Paladin, Connetics, or an Affiliate of Paladin or Connetics.

     "THIRD PARTY WORK" shall have the meaning set forth in SECTION 7.1.6 of this Agreement.


                                   ARTICLE II
                                     LICENSE

     2.1  LICENSE.

          2.1.1 LICENSED IP. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Paladin and its Affiliates an exclusive license, solely within the Territory and in the Field, with the right to sublicense as set forth in SECTION 2.1.4, to use the Licensed IP, and to develop, use, sell, offer for sale and import the Product for DSS and Additional Indications.

          2.1.2 TRADEMARKS. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Paladin an exclusive, royalty-free license to use the trademarks CONXN(R) and ConXn(R) (and any variation thereof) for the advertising, promotion, marketing, distribution and sale of Product in the Territory. If Paladin chooses to use the trademarks, then in addition to the requirements set forth in SECTION 5.3, Paladin shall display the marks in a style or size of print distinguishing the mark from any accompanying wording or text. Where feasible, Paladin shall display the appropriate trademark symbol to the right of and slightly above or below the last letter of the word, or to the right of the logo. Except as expressly permitted in this Agreement, no right or license is granted to Paladin to use Connetics' name or any trademarks or tradenames of Connetics in advertising, publicity or other promotional activities without the express written approval of Connetics. If at any time during the Term Connetics determines to use a different trademark in connection with sales of Product outside the Territory, Connetics agrees to make such trademarks available to Paladin on terms no less favorable than Connetics makes the same marks available (if at all) to other Third Party Licensees of Connetics.

          2.1.3 CONNETICS IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Connetics grants to Paladin and its Affiliates an exclusive, royalty-free license in the Field, with the right to sublicense as provided in this Agreement, to any Connetics Improvements in the Territory for use in connection with the sale of Product. Notwithstanding the foregoing sentence, to the extent any Connetics Improvement does not relate exclusively to the Licensed IP or Product, Connetics shall have the right to use or license such Connetics Improvement for any purpose outside the Field throughout the Territory and for any purpose outside the Territory. Connetics shall have no duty to notify Paladin of the details of any Connetics Improvement to the extent that such disclosure would adversely affect the patentability of the matters disclosed.

          2.1.4 SUBLICENSES. Paladin shall have the right to grant sublicenses under the license set forth in SECTIONS 2.1.1, 2.1.2 and 2.1.3, and to employ Affiliates and Third Parties in connection with the performance of its rights and obligations under this Agreement, provided that (a) the execution of a sublicense or a subcontract shall not in any way diminish, reduce or eliminate any of Paladin's obligations under this Agreement, and Paladin shall remain primarily liable for such obligations, (b) Paladin shall notify Connetics within five (5) business days after entering into such a sublicense, and shall provide a copy of the sublicense agreement (with non-relevant passages appropriately redacted) to Connetics within five (5) business days after execution, and (c) Paladin shall only grant a sublicense to any Affiliate or Third Party which undertakes to perform those obligations of this Agreement relevant to such sublicense in accordance with the terms of this Agreement, including specifically the obligation under SECTION 7.2.1.

          2.2 LICENSE TO PALADIN IMPROVEMENTS. Subject to the terms and conditions of this Agreement, Paladin grants to Connetics and its Affiliates an exclusive, non-transferable, royalty-free license in the Field, without the right to sublicense (except as provided in this Agreement), to any Paladin Improvements in all territories of the world excluding the Territory for use in connection with the development, manufacture and sale of Product. Notwithstanding the foregoing sentence, to the extent any Paladin Improvement does not relate exclusively to the Licensed IP or Product, Paladin shall have the right to use or license such Paladin Improvement for any purpose in any territory in the world. Paladin shall have no duty to notify Connetics of the details of any Paladin Improvement to the extent that such disclosure would adversely affect the patentability of the matters disclosed.

          2.3  THIRD PARTY TECHNOLOGY.

               2.3.1 The Parties acknowledge that the licenses granted to Paladin in this Agreement include sublicenses under Third Party Licenses. Connetics shall be solely responsible for all payments under the Third Party Licenses entered into prior to the Effective Date and all amendments, restatements or renewals thereof.

               2.3.2 Subject to SECTION 6.1.3, Connetics shall offer to Paladin a sublicense under any new Third Party License that Connetics enters into after the Effective Date related to the manufacture, sale or use of the Product in the Territory. The fundamental requirement of such a sublicense shall be that Paladin (a) pay [*] and (b) agree to abide by the terms and conditions of such Third Party Licenses applicable to Paladin as Connetics' sublicensee. Paladin shall have no obligation under this Agreement to agree to take a sublicense on those or any terms.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               2.3.3 Connetics shall abide by the terms and conditions of all Third Party Licenses to maintain the Third Party Licenses to which Paladin has taken a sublicense for Paladin as Connetics' sublicensee. Connetics agrees not to terminate or assign, nor by act or omission permit the termination or assignment of, any of the Third Party Licenses to which Paladin has taken a sublicense, nor to amend or by act or omission permit the amendment of any such Third Party Licenses to the extent such an amendment would adversely affect Paladin's rights under this Agreement, without Paladin's prior written consent, which consent may be granted or withheld in Paladin's sole discretion. Within [*] entering into any amendment of a Third Party License, Connetics shall notify Paladin and provide Paladin with a copy of the amendment.

          2.4 RESERVATION OF RIGHTS. No right, title, or interest is granted, whether expressly or by implication, to any technology or intellectual property rights owned by either Party, except for the rights and licenses expressly granted under this Agreement, and each Party hereby reserves all rights not expressly granted under this Agreement, nor shall anything in this Agreement be deemed to restrict either Party from exploiting any of its rights not expressly granted to the other Party under this Agreement.

          2.5  ENFORCEMENT.

               2.5.1 ENFORCEMENT OF LICENSED IP.

                    (a) A Party shall promptly notify the other Party if it becomes aware of any infringement or misappropriation of the Licensed IP. As between the Parties, Connetics shall have the primary right and discretion regarding enforcement of the Licensed IP against Third Parties who may be infringing or misappropriating such intellectual property rights. Connetics shall use Commercially Reasonable Efforts, at its sole expense, to protect the exclusive license granted to Paladin pursuant to this Agreement, taking into account the costs and benefits of such action, including, without limitation, the costs to be incurred in any such action and the amount and likelihood of the damages that may be awarded in any such action.

                    (b) If Connetics (i) decides not to enforce the Licensed IP, or having commenced an action fails to pursue it, or (ii) does not bring such action within ninety (90) days after notice of Paladin's request to enforce the Licensed IP, then Paladin may do so at its own expense.

                    (c) In either case, the Party enforcing the Licensed IP at the relevant time (the "ENFORCING PARTY") shall be entitled to recover all of its actual costs, expenses and fees incurred in such action from the damages awarded, and any remaining amount (subject to any amounts payable to any Third Party licensee as a result of the damages awarded) shall be payable [*] to the Enforcing Party and [*] to the Party not enforcing the Licensed IP (the "NON-ENFORCING PARTY"). The Enforcing Party shall, in its sole discretion, have the right to file and control such action as it deems warranted; provided, however, that the Enforcing Party shall provide to the Non-enforcing


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                                      -8-

          Party and its attorneys the following: (i) reasonable notice of, and permission to attend, all meetings and proceedings related to such actions; (ii) copies of all documents (including without limitation correspondence, notices, filings, responses, requests, orders and rulings) related to such action in sufficient detail and with sufficient time to enable the Non-enforcing Party to review and provide comments on such documents; and (iii) timely information and updates regarding the status of such action.

                    (d) The Non-enforcing Party agrees to cooperate with the Enforcing Party to the extent reasonably requested by and at the expense of the Enforcing Party, including, without limitation, being named as a party in such proceeding. The Non-enforcing Party may choose to be represented by counsel of its choice and at its own expense at all meetings, and to participate in all discussions, but counsel for the Non-enforcing Party shall not be entitled to appear in any legal or judicial proceedings.

               2.5.2 ENCROACHMENT. The Royalties payable by Paladin pursuant to
SECTION 5.1.3 shall be reduced by [*] during any continuing period of non-exclusivity in the Territory under the following circumstances: (a) Paladin notifies Connetics that any pharmaceutical product containing Relaxin is being marketed or sold in the Field in the Territory during the Term of this Agreement by any Third Party, and (b) either (i) the Parties determine that the Licensed IP is not enforceable or infringed or (ii) the Licensed IP is held invalid or not infringed by a final decision of a court of competent jurisdiction from which no further appeal is or can be taken, and (c) total market share of all pharmaceutical products containing Relaxin sold in the Field in the Territory (not including the Product marketed by Paladin) reach twenty percent (20%) or more of the overall market for such pharmaceutical products, and (d) Connetics is not an Enforcing Party pursuant to SECTION 2.5.1(B). Nothing in this Section shall be construed as limiting any other remedies Paladin might have in law (including, without limitation, pursuant to this Agreement) or equity under such circumstances.

          2.6 OTHER COUNTRIES. Connetics retains the right to grant licenses for the sale, marketing and distribution of the Product in all countries outside the Territory; provided, however, that Connetics agrees that for each such license entered into after the Effective Date, it will impose on each such licensee, to the extent permitted by applicable law, a covenant prohibiting the licensee from: (a) seeking approval, directly or indirectly, from the relevant Regulatory Authorities, to qualify facilities for manufacturing or finishing the Product inside the Territory or to label or re-label the Product in a manner that would permit it to be marketed or sold inside the Territory, (b) selling or exporting the Product to any Third Party for use or resale inside the Territory,
(c) or selling the Product to any Third Party that Connetics has reason to believe intends to resell or export the Product inside the Territory.


                                   ARTICLE III
                   PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

          3.1  PRODUCT DEVELOPMENT.


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                                      -9-
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               3.1.1 DEVELOPMENT COMMITTEE. The obligations and relationship between the Parties pursuant to this Agreement shall be governed by a development committee (the "DEVELOPMENT COMMITTEE"). Initially, and until such time (if any) as Medeva objects, this provision shall be satisfied by the inclusion of two representatives of Paladin on the development committee established pursuant to the Medeva Agreement. If at any time Medeva asks that Paladin cease to be represented on that committee, then Connetics and Paladin shall, within thirty (30) days after receipt of notice from Medeva, establish a separate Development Committee which will have the obligation to provide overall direction, monitor progress, manage information exchange between the Parties, decide key strategies and solve problems with respect to the Clinical Development of and Regulatory Filings for the Product in the Territory. At the first meeting of the Development Committee, the Parties shall establish a regular meeting time and structure.

               3.1.2 DEVELOPMENT PLAN. Product Development shall be performed in accordance with this SECTION 3.1, and the Development Plan. The Development Plan may be amended from time to time during the Term to reflect the actual needs of Product Development.

               3.1.3 CLINICAL DEVELOPMENT. Connetics shall conduct Clinical Development in accordance with the Development Plan.

               3.1.4 REGULATORY FILINGS. Connetics shall be responsible for all Regulatory Filings for the Product in the United States; provided that Paladin may elect to attend meetings with the FDA for the purpose of obtaining Regulatory Approval in the U.S., if the FDA does not object to Paladin's attendance and if including Paladin is otherwise practicable. In any event, Paladin shall be entitled to an update (including any written minutes) of any meeting with the FDA that Paladin is not able or permitted to attend related to Regulatory Filings for the Product in the United States. Paladin shall be responsible for all Regulatory Filings for the Product in the Territory; provided that Connetics may elect to participate in meetings with the applicable Regulatory Authorities in the Territory for the purpose of obtaining relevant Regulatory Approval(s). Each Party shall keep the other fully informed of all communications with the regulatory authorities and will consult with the other before submitting applications.

               3.1.5 PATENT EXTENSIONS. The Parties shall cooperate with each other to the extent necessary to obtain any available extensions of the term of the Patents in the Territory.

          3.2  PRODUCT DEVELOPMENT COSTS.

               3.2.1 GENERAL. Connetics will pay [*] of all CMC Development costs for the Product worldwide, and Connetics will pay [*] of the expenses associated with Clinical Development and Regulatory Approval for the Product in the United States (including expenses associated with products or services that are necessary in the United States but that can be used in the Territory); provided that Paladin shall make the contributions as provided in SECTION 4.1.3. In addition, Paladin will pay [*] of the expenses that are unique to the Clinical Development and Regulatory Approval for the Product solely in the Territory, and Connetics will not incur any such expenses without Paladin's written authorization.

               3.2.2 QUARTERLY REPORTS. Within [*] days after the end of each calendar quarter, commencing with the quarter ending June 30, 1999, each Party shall provide to the other Party a quarterly written progress report which shall:

                    (a) summarize the Product Development activities and progress during the preceding calendar quarter; and

                    (b) summarize the development activities and update the timetables of such activities expected to be conducted and development costs estimated to be incurred in the following calendar quarter.

          3.3 REPRODUCTIVE INDICATIONS. Connetics shall use Commercially Reasonable Efforts to secure exclusive, worldwide rights to indications outside the Field ("REPRODUCTIVE INDICATIONS"). Upon securing such exclusive rights, Reproductive Indications shall be considered Additional Indications. If Paladin elects to participate in the development and commercialization of Relaxin for Reproductive Indications, Paladin shall pay [*]. Furthermore, the royalty to be paid by Paladin to Connetics pursuant to SECTION 5.1.3 will be increased as to Reproductive Indications in the Territory by the amount of any additional royalty to be paid to Third Parties for Reproductive Indications in the Territory. If Paladin elects not to participate in development and commercialization, Connetics may request the right to commercialize Product for Reproductive Indications within the Territory on an exclusive basis without the right to sublicense, but Connetics shall not so commercialize within the Territory without Paladin's consent, which consent shall not unreasonably be withheld. If Connetics is unable to secure exclusive worldwide rights to Reproductive Indications, Connetics shall not assign its co-exclusive rights in the Territory to any Third Party without Paladin's consent. Furthermore, Connetics shall use Commercially Reasonable Efforts to cause Genentech, Inc. to agree that Connetics may assign its co-exclusive rights to Paladin in the Territory.

          3.4 ACCESS TO INFORMATION. Paladin will consult with Connetics on the CMC Development and Clinical Development that will be necessary to accumulate data required for submitting a BLA for the Product in the Territory. It is the intention of this provision that the Parties cooperate with one another to support CMC Development, Clinical Development and Regulatory Filings to optimize commercial success in the U.S. and in the Territory. Connetics

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                                      -11-
will make available to Paladin, and Paladin under the license granted under this Agreement shall be entitled to use in the Field in the Territory, all Relaxin Information developed by or for Connetics with respect to the submission of the BLA by Connetics, and all Medeva Relaxin Information. Paladin will make available to Connetics, and Connetics under the license granted under this Agreement shall be entitled to use, all Relaxin Information developed by or for Paladin with respect to the submission of the BLA by Paladin in the Territory.

          3.5 RECORDS. Connetics shall maintain, and shall cause its Affiliates, Contract Manufacturers, and other agents to maintain, all records necessary to comply with applicable laws, rules and regulations relating to the manufacture and storage of Relaxin, Relaxin Materials and the Product (in bulk or finished form). All such records shall be maintained for such period as may be required by law, rule or regulation; provided, however, that all records relating to the manufacture, stability and quality control of each batch or partial batch of the Product shall be retained at least until the first anniversary of the end of the approved shelf life for all Product from such batch or partial batch; and provided further that neither Party shall destroy such records without first notifying the other Party and giving the other Party an opportunity to take control of such records if the Party being notified believes that applicable law or its own written corporate policy requires such records to be maintained.


                                   ARTICLE IV
                         PAYMENTS AND EQUITY INVESTMENT

          4.1 PAYMENTS TO CONNETICS. The Parties agree that in consideration for the rights granted by Connetics in this Agreement, Paladin will make the following payments to Connetics in accordance with this ARTICLE IV.

               4.1.1 DEVELOPMENT FEES. For use in connection with, and for purposes of the continued development of the Product, Paladin agrees to pay to Connetics U.S. $400,000 cash upon execution of the Agreement.

               4.1.2 MILESTONE PAYMENTS. At the time each of the following milestones is achieved, Paladin shall pay Connetics the amounts set forth opposite them:

              Milestone                                                    Amount

[*]                                                         [*] if completed by
                                                            [*]

                                                            [*] if [*]

                                                            [*] if [*]

                                                            [*] if [*]

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                                      -12-

              Milestone                                                    Amount

                                                             [*]

                                                             [*] if [*]

                                                             [*] if [*]

                                                             Zero if [*]


[*]                                                          [*]

[*]                                                          [*]

[*]                                                          One-time payment of [*]
                                                             for [*]


               4.1.3 RESEARCH AND DEVELOPMENT PAYMENTS. To provide ongoing support for Product Development through the first full calendar quarter after submission of the BLA in the United States (the "Final Quarter"), and subject to the exceptions described in this section below, Paladin shall pay Connetics according to the following schedule:

         Amount Due                         Due Date
         [*]                            [*]

Notwithstanding the foregoing payment schedule, Paladin shall not be required to pay Connetics more than [*] of the amount that Medeva PLC pays to Connetics for any given calendar quarter pursuant to Section 4.1.3 of the Medeva Agreement. Should the Final Quarter conclude before a Due Date, then Paladin will make one final payment to Connetics in support of Product Development in lieu of any further "Amounts Due" listed above. The final payment shall be an amount equal to the next "Amount Due" and shall be payable on the corresponding Due




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                                      -13-

Date. Upon request, Connetics shall furnish Paladin with a statement of expenses prepared on a cash basis of the costs incurred by Connetics in connection with its Product Development.

          4.2 PAYMENT TERMS. Connetics or Paladin, as the case may be, shall notify the other Party in writing within [*] after a milestone under SECTION
4.1.2 is achieved. The payments pursuant to SECTION 4.1.2 shall be made within [*] after (a) the milestone is achieved, in the case of milestones in the Territory, or (b) Paladin receives such written notice from Connetics that the milestone has been achieved, supported by proper and verifiable backup documentation, in the case of all other milestones.

          4.3 EQUITY PURCHASE. Upon execution of the Agreement, and promptly following approval of the Vancouver Stock Exchange as contemplated in SECTION 9.1, below, Paladin (directly or through its Affiliates) shall purchase $400,000 of Connetics' common stock at a price equal to a [*] The purchase of Connetics stock shall be pursuant to a Stock Purchase Agreement in the form attached to this Agreement as EXHIBIT D.

          4.4 ADJUSTMENTS TO PAYMENT OBLIGATIONS. Connetics acknowledges that Paladin reasonably anticipates being able to file for HPB approval without having to do significant clinical testing of Relaxin on Canadian subjects, in reliance on clinical trials in the U.S. Accordingly, Connetics agrees that it will renegotiate this Agreement in good faith to adjust the royalty obligations under this ARTICLE IV to compensate Paladin for unanticipated additional expenses incurred or delays suffered (or expected to be incurred or suffered) by Paladin as a result of a decision by the HPB within [*] after the Effective Date that Paladin must reference clinical trials in Europe, or must conduct additional animal or human trials in Canada prior to approval. Specifically, [*]

                                    ARTICLE V
                        MANUFACTURE AND COMMERCIALIZATION

          5.1  MANUFACTURE.

               5.1.1 CLINICAL SUPPLIES. Connetics shall, and shall cause its Contract Manufacturer(s) to, commencing from the Effective Date until Paladin receives Regulatory Approval to market the Product in the Territory, use Commercially Reasonable Efforts to manufacture for and supply to Paladin, and Paladin shall (subject to the terms of this Agreement) purchase at [*] all Paladin's required quantities of Relaxin Materials for use in Product Development; provided that Paladin shall not transfer the Relaxin Materials to any Third Party at any time except to the extent transfer is required for Clinical Development, Regulatory Filings or Regulatory Approval related to the Product in the Field and Territory. If Connetics




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                                      -14-
decides that change or modification of the production procedure of the Relaxin Materials is necessary during the Term for any reason, Connetics shall promptly notify Paladin in writing of the need for such change or modification.

               5.1.2 PRODUCT FOR COMMERCIAL SALE. Commencing upon Paladin's initial purchase order until the termination or expiration of this Agreement, Connetics shall, and shall cause its Contract Manufacturer(s), to use Commercially Reasonable Efforts to manufacture for and supply to Paladin all of Paladin's requirements for Product on the terms set forth in a Supply Agreement to be entered into as soon as practicable after Paladin's decision to proceed with the first Regulatory Filing in the Territory, the outlined terms of which are reflected in EXHIBIT E. The price to Paladin for commercial supply of Product shall be [*] plus the royalty on Paladin's Net Sales of Product in the Territory calculated pursuant to SECTION 5.1.3. Notwithstanding the foregoing, if the price to Paladin of Product calculated in accordance with SECTIONS 5.1.2 and 5.1.3 exceeds [*], the Parties shall negotiate in good faith a new price for the Product. Such negotiations can be requested by either Party after [*] and thereafter no more frequently than every [*] Notwithstanding the foregoing, either Party can request such negotiations earlier should an event outside the Parties' control result in the price to Paladin of the Product exceeding [*] If following any renegotiation requested by Paladin, the price to Paladin falls below the [*] the price shall be reset to equal [*] Solely for purposes of this Agreement, and by way of illustration, the Parties agree to negotiate in good faith a new price for the Product if [(A / B) + (C / D)] > E([*])], where:

          A = the total of Connetics' COGS invoiced to Paladin over [*]

          B = the amount of Product sold to Paladin over [*]

          C = the applicable royalty payable by Paladin pursuant to SECTION
              5.1.3 over [*]

          D = the amount of Product sold by Paladin over [*] and

          E = Paladin's Net Selling Price averaged over [*]

Subject to SECTION 5.1.5 below, during the Term, Paladin shall purchase all its requirements for Product from Connetics. Upon Paladin's request, during the one
(1) year period preceding the expiration of the Term, the Parties agree to negotiate in good faith for an extension of supply by Connetics and purchase of the Product by Paladin.

               5.1.3 ROYALTY. Paladin shall pay Connetics a royalty equal to [*] of Paladin's annual Net Sales in the Territory up to [*] plus [*] of Paladin's annual Net Sales in the Territory over [*]


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                                      -15-

               5.1.4 CONTRACT MANUFACTURING.

                    (a) Connetics may contract with one or more Contract Manufacturers to perform any or all of its obligations under this Agreement and the Supply Agreement, provided that Connetics provides Paladin with a true and accurate copy of each such Contract Manufacturer Agreement.

                    (b) Connetics agrees to use Commercially Reasonable Efforts to include in each Contract Manufacturer Agreement the following provisions:

                         (i) a prohibition against sublicensing by such Contract
               Manufacturer of Licensed IP licensed to such Contract Manufacturer by Connetics;

                         (ii) a prohibition against the sale by such Contract
               Manufacturer to any Third Party of (A) Relaxin for use in any product to be sold or distributed in the Territory or (B) Product for resale (other than by Connetics to Paladin, or by Paladin) in the Territory, and

                         (iii) a right for Connetics to terminate such Contract
               Manufacturer Agreement in the event of a breach of the terms set forth in either of (b)(i) or (b)(ii) above.

                    (c) The fact that Connetics may have entered into one or more Contract Manufacturer Agreements shall not in any way diminish, reduce, or eliminate any of Connetics' obligations under this Agreement.

                    5.1.5 INABILITY TO SUPPLY. If Connetics fails for any reason, including without limitation a force majeure event described in SECTION 11.7, to deliver Relaxin Materials and/or Product to Paladin, and such inability to supply continues for more than [*] without a plan (acceptable to Paladin) by which Connetics proposes to cure the inability to supply within [*] after the inability first impacted Paladin, then Connetics hereby agrees to allocate to Paladin a percentage of available Product equivalent to the percentage of sales of Product in the Territory compared to sales of Product throughout the world in the preceding [*] Alternatively, Paladin shall have the right under such circumstances to contract with another supplier. At Paladin's request, Connetics agrees to use Commercially Reasonable Efforts to secure the agreement of Medeva to supply Product to Paladin in such circumstances.

                    5.1.6 ALTERNATE SUPPLY. Connetics agrees to use Commercially Reasonable Efforts to cause at least two sources of supply of Relaxin to become and remain pre-qualified as soon as practicable after the first Regulatory Approval and during the remainder of the Term of this Agreement.

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                                      -16-

               5.2  PAYMENT TERMS.

                    5.2.1 ROYALTY PAYMENTS. Paladin shall remit royalty payments to Connetics quarterly, within [*] after the end of each calendar quarter with respect to Paladin's Net Sales in the Territory during that quarter.

                    5.2.2 TIMING, FORM OF PAYMENT. All payments payable by Paladin to Connetics pursuant to this ARTICLE 5 shall be made in accordance with
SECTION 11.2. Upon shipment of clinical supplies pursuant to SECTION 5.1.1, Connetics shall invoice Paladin, and Paladin shall pay the invoice within thirty
(30) days after receipt of the invoice. All payments to Connetics by Paladin under this Agreement shall be made in United States dollars by wire transfer (or such other reasonable means as Connetics may direct) to such United States bank account as Connetics may designate from time to time.

                    5.2.3 NONCONFORMING CLINICAL SUPPLIES.

                         (a) Within [*] after the delivery of Relaxin Materials and the accompanying Certificate of Analysis to Paladin, Paladin shall submit to Connetics in writing any claim that Relaxin Materials do not conform with the Specifications, accompanied by a report of Paladin's analysis (which analysis shall be conducted in good faith) and a sample of the Relaxin Materials at issue, explaining in reasonable detail the basis on which the allegedly nonconforming Relaxin Materials does not meet the Specifications. Paladin shall not be obligated to pay for such nonconforming shipment of Relaxin Materials. Only those tests listed in the Specifications may be used to demonstrate nonconformance of Relaxin Materials.

                         (b) Connetics shall conduct its own analysis of the sample in good faith within [*] after the receipt by Connetics of the report and sample from Paladin, and provide the results to Paladin. If after Connetics' own analysis of the sample Connetics agrees with the claim of nonconformity, Paladin shall promptly inform Connetics if Paladin wishes to have Connetics replace the nonconforming Relaxin Materials with conforming Relaxin Materials. If Paladin wishes to receive such replacement Relaxin Materials, Connetics shall provide such replacement as soon as reasonably practicable thereafter, in which case Paladin shall be obligated to pay only for such replacement Relaxin Materials. Paladin shall not be obligated to pay for the nonconforming Relaxin Materials, and Connetics shall: (i) credit Paladin for the amount paid by Paladin for the nonconforming Relaxin Materials if Paladin has already paid for such nonconforming Relaxin Materials or (ii) cancel its invoice to Paladin for such nonconforming Relaxin Materials if Paladin has not yet paid for such nonconforming Relaxin Materials, and Paladin shall not be obligated to pay such canceled invoiced amount. If, after its own analysis, Connetics does not agree with the claim of nonconformity or determines that Paladin is responsible for the nonconformity, the Parties shall in good faith discuss and agree upon a settlement of the issue, and Paladin shall not be obligated to pay for such alleged nonconforming Relaxin Materials until such settlement is reached.


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                                      -17-

                         (c) After Connetics has agreed that the Relaxin Materials shipment is nonconforming, and if the nonconformity is not the fault of Paladin, then Paladin shall return or destroy it at Connetics' request and cost in the most cost effective and environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

                         (d) If conforming Relaxin Materials supplied under this Agreement become nonconforming or unsuitable at no fault of Connetics, Paladin will remain obligated to pay Connetics for such Relaxin Materials. At Connetics' request, Paladin shall return such unsuitable Relaxin Materials to Connetics. Otherwise, Paladin shall destroy it in the most environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

                    5.2.4 PAYMENTS FOR COMMERCIAL SUPPLY. All payments by Paladin for commercial supplies shall be made in accordance with the Supply Agreement.

               5.3 PRODUCT MARKINGS. Paladin shall market and sell Product in the Territory as Paladin's products under trademarks selected and owned or controlled by Paladin; provided, however, to the extent Paladin determines to use any trademarks owned by Connetics each Product marketed and sold by Paladin under this Agreement shall be marked: (a) in accordance with the provisions of
SECTION 2.1.2; (b) with a notice that such Product is sold under a license from Connetics Corporation; and (c) with all patent and other intellectual property notices relating to the Licensed IP as may be required by applicable law.

               5.4 COMMERCIALIZATION. After obtaining Regulatory Approval for the Product in the Territory, Paladin shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory. Connetics and Paladin shall jointly agree on the copy platform for promotional materials and, subject to the restrictions on trademark usage set forth in SECTIONS 2.1.2 and 5.3, Paladin may create and develop promotional materials related to the Product using, and based on, materials created by or for Connetics; provided, however, Paladin will not, publish or distribute any such promotional material (or other material) with respect to the Product that Connetics has not approved. Except as otherwise mutually agreed, Paladin shall bear all costs and expenses related to commercializing the Product in the Territory. In addition, and subject to availability (including the need to allocate such resources among multiple licensees), Connetics agrees to sell to Paladin tradepacks, placebos and other sales and marketing materials relating to the Product that Connetics develops at a price equal to Connetics' cost of materials for same. Paladin may, at its option, participate in any training sessions that Connetics holds for its own salesforce regarding the Product, provided that Paladin shall bear its expenses associated with training the Paladin salesforce.

               5.5  AUDIT.

                    5.5.1 BOOKS AND RECORDS. Each Party agrees to maintain and cause its Affiliates and, to the extent possible, cause its Contract Manufacturers, to maintain complete and accurate books and records of account so as to enable the other Party to verify amounts due and payable under this Agreement. In particular, each Party shall preserve and maintain all such records and accounts required for audit for a period of four (4) years after the calendar quarter for which the record applies.

                    5.5.2 AUDIT OF PALADIN'S RECORDS. Upon two (2) weeks notice to Paladin, Connetics shall have the right to have an independent certified public accountant, selected by Connetics and reasonably acceptable to Paladin, audit Paladin's records during normal business hours to verify all records pertaining to the calculation of Paladin's Net Sales in the Territory; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Except in the event that the audit reveals fraud, Connetics shall have no right under this Section to audit records for periods which have already been audited under this provision.

                    5.5.3 AUDIT OF CONNETICS' RECORDS. Upon two (2) weeks notice to Connetics, Paladin shall have the right to have an independent certified public accountant, selected by Paladin and reasonably acceptable to Connetics, audit Connetics' records during normal business hours to verify all records pertaining to the calculation of Connetics' COGS; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Except in the event that the audit reveals fraud, Paladin shall have no right under this Section to audit records for periods which have already been audited under this provision.

                    5.5.4 AUDIT RESULTS: PAYMENTS. Each Party shall promptly pay or refund to the other Party the amount of any overpayment or underpayment determined in such audit. Any such audit shall be at the expense of the Party requesting the audit unless such audit indicates greater than [*] error in payment in favor of the audited Party based on the records and/or calculations of the audited Party, in which case such audit shall be at the expense of the audited Party and such payment or refund shall bear interest from the date the payment was originally due at [*] plus the then current prime rate established by the U.S. Federal Reserve Bank. Any dispute between the Parties with respect to the results of any dispute shall be resolved in accordance with SECTION 11.4 of this Agreement. All information resulting from such audits conducted pursuant to this SECTION 5.5 shall be kept confidential pursuant to SECTION 8.2. The results of any such audit shall be disclosed to the auditing Party, provided that the certified public accountants shall not disclose to the auditing Party the business details of the audited Party's records, but shall report only as to whether the amounts charged or royalties paid were correct, or if not, the amount by which the certified public accountant's calculation varies from the audited Party's calculation.


                                   ARTICLE VI
                           WARRANTIES AND INDEMNITIES

               6.1 REPRESENTATIONS AND WARRANTIES OF CONNETICS. Connetics represents and warrants to Paladin as follows:


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                    6.1.1 ORGANIZATION; STANDING. Connetics is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and the other agreements contemplated by this Agreement, including the Stock Purchase Agreement.

                    6.1.2 NO CONFLICTS. The execution, delivery and performance of this Agreement have been validly authorized by Connetics; neither the execution and delivery of, or the performance of its obligations under this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its certificate of incorporation or bylaws, or (ii) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

                    6.1.3 RIGHTS TO LICENSED IP. As of the Effective Date, Connetics owns, controls, or otherwise has the right to use, all Relaxin Information and Relaxin Patents required or necessary to develop, manufacture and sell Product (in bulk or finished form); and Connetics further represents that it has the right to grant to Paladin the rights and licenses under the Licensed IP in this Agreement.

                    6.1.4 NO LAWSUITS, ETC. To the best of Connetics' knowledge, as of the Effective Date and during the immediately preceding [*], there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other Third Party threatened, commenced or pending against Connetics or its licensors relating to, and Connetics has not received any notice of infringement with respect to, the Relaxin Information, Relaxin Patents, Relaxin or the Relaxin Materials, including Connetics' right to manufacture, use or sell Product.

                    6.1.5 THIRD PARTY RIGHTS. The exercise by Paladin of the rights and licenses granted to Paladin by Connetics under this Agreement will not infringe any rights owned by any Third Party or violate any agreement between Connetics and any Third Party (including without limitation the licensors under the Third Party Licenses). Except as set forth in the Third Party Licenses, as of the Effective Date, Connetics is not aware of any Third Parties that own or control any patents or Relaxin Information required for the production, manufacture or commercialization of Product.

                    6.1.6 NO ENCUMBRANCES. As of the Effective Date, Connetics controls or otherwise is entitled to use throughout the Territory all rights in, to and under the Relaxin Patents and Relaxin Information, free and clear of any lien, claim, charge, encumbrance or right of any Third Party (other than as set forth in the Third Party Licenses).

                    6.1.7 NO OTHER AGREEMENTS. No other agreement or understanding, verbal or written, exists to which Connetics is legally bound regarding the intellectual property rights granted to Connetics pursuant to the Third Party Licenses. The Third Party Licenses represent



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the complete and entire understanding of Connetics and, to the knowledge of Connetics, its respective Third Party License licensors as of the Effective Date with respect to the intellectual property rights granted to Connetics pursuant to the Third Party Licenses.

                    6.1.8 INFORMATION. All information relating to Relaxin or the Product delivered to Paladin by Connetics, its officers, directors, representatives or agents, was when delivered and is as of the date of this Agreement in all material respects accurate and correct and Connetics is not aware of any information which would be required to be disclosed to make any such information not misleading.

                    6.1.9 TESTING. Connetics shall undertake all such Clinical Development of the Product for the U.S. for DSS as is customary in the industry for products of the nature of the Product and as required by all applicable U.S. Regulatory Authorities for purposes of determining, among other things, what adverse effects or reactions may be suffered by any person as a result of or in connection with the use or consumption of the Product.

                    6.1.10 ADVERSE EXPERIENCES. Any BLA that Connetics submits for the Product in the U.S. shall include all customary clinical information, including information specific to Adverse Experiences seen during the course of clinical trials. In addition, beginning on the Effective Date and until approval for the Product in the U.S., Connetics shall provide copies to Paladin on an ongoing basis of all correspondence with the FDA relating to safety information in connection with the Product. After Connetics obtains FDA approval, Adverse Experience reporting shall be governed by the provisions of ARTICLE X of this Agreement.

               6.2 REPRESENTATION AND WARRANTIES OF PALADIN. Paladin represents and warrants to Connetics as follows:

                    6.2.1 ORGANIZATION; STANDING. Paladin is duly organized, validly existing and in good standing and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other agreements contemplated by this Agreement, including the Stock Purchase Agreement.

                    6.2.2 NO CONFLICTS. The execution, delivery and performance of the Agreement have been validly authorized by Paladin; neither the execution and delivery of, or the performance of its obligations under this Agreement (i) conflicts with, or contravenes or constitutes any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including without limitation its articles of incorporation or bylaws, or (ii) violates applicable laws, rules or regulations, or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it.

               6.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF

ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

               6.4 INDEMNIFICATION OF PALADIN. Connetics shall indemnify Paladin, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "LOSSES") brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Connetics of its representations, warranties, or obligations under this Agreement; (b) any Adverse Experiences that Connetics should have known about based on its clinical trials, but which Adverse Experiences were not reported to the FDA or to Paladin; (c) the manufacture or the storage of the Product prior to the date of shipment of Product to Paladin by Connetics, its Affiliates, or Contract Manufacturers, all except to the extent caused by the negligence or willful misconduct of Paladin or its officers, agents, employees, Affiliates, sublicensees or customers; (d) the negligence or willful misconduct of Connetics or its officers, agents, employees or Affiliates; (e) the use or consumption of the Product outside of the Territory; or (f) a claim that the Product infringes any patents, except that (subject to SECTION 6.1.3) Connetics shall not indemnify Paladin against any claim arising out of Paladin's decision to refuse a sublicense to a Third Party License pursuant to SECTION 2.3 of this Agreement.

               6.5 INDEMNIFICATION OF CONNETICS. Paladin shall indemnify Connetics, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by Third Parties arising from or occurring as a result of (a) any breach (or alleged breach) by Paladin of its representations, warranties, or obligations under this Agreement; (b) the storage of the Product after the date of shipment of Product to Paladin by Paladin, its Affiliates, or Contract Manufacturers, all except to the extent caused by the negligence or willful misconduct of Connetics or its officers, agents, employees, Affiliates, sublicensees or customers; (c) the negligence or willful misconduct of Paladin or its officers, agents, employees or Affiliates; (d) the use or consumption of the Product within the Territory; or (e) false or intentionally misleading statements made by Paladin or its officers, agents or employees in connection with the marketing and/or sale of the Product in the Territory.

               6.6  INDEMNIFICATION PROCEDURE.

                    6.6.1 NOTICE. Each indemnified party (the "INDEMNITEE") agrees to give the indemnifying party (the "INDEMNITOR") prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under SECTION 6.4 or 6.5. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

                    6.6.2 COPIES. The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any

Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

                    6.6.3 PARTICIPATION. The Indemnitor shall have the right, by prompt notice to the Indemnitee, to participate in the defense of any third party claim forming the basis of such Losses with counsel reasonably satisfactory to the Indemnitee, and at the sole cost of the Indemnitor so long as (a) the Indemnitor promptly notifies the Indemnitee in writing (but in no event more than 60 days after its receipt of notice of the claim) that it will indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim, and (b) the Indemnitor diligently participates the defense of the claim.

                    6.6.4 CONTROL OF DEFENSE. If the Indemnitor participates in the defense of the claim as provided above, the Indemnitee may at its option relinquish total control to the Indemnitor or participate in such joint defense with its own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days or receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee the full amount of such proposed judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the Indemnitor is obligated under this Agreement, if any at which time the Indemnitor's rights and obligations and duty to indemnify with respect to the claim shall cease.

                    6.6.5 SETTLEMENT. If the Indemnitor does not so participate in the defense of such claim, the Indemnitee may conduct such defense with counsel of its choice and at the sole cost of the Indemnitor and may settle such case (for monetary damages only) as it shall determine in the exercise of its reasonable discretion. Except as provided in this SECTION 6.6.5, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

                    6.6.6 COSTS AND EXPENSES. Except as provided in this SECTION 6.6, the costs and expenses, including fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnitor, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obliged to indemnify the Indemnitee.

                    6.7 LIMITATION OF LIABILITY. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE INABILITY TO SUPPLY

THE PRODUCT, DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE VIII OR AS PROVIDED IN SECTION 6.4 OR 6.5, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


                                   ARTICLE VII
                                    COVENANTS

               7.1 CONNETICS' COVENANTS TO PALADIN. Connetics covenants to Paladin as follows:

                    7.1.1 MANUFACTURE. At the time of delivery of Relaxin Materials to Paladin, the Relaxin Materials (a) will have been manufactured, filled, packaged, stored and shipped in accordance with all applicable laws, rules, regulations or requirements, (b) will have been manufactured, filled, packaged and stored in accordance with the Specifications, and (c) will be free from defects in material, manufacturing and workmanship for the shelf life of such Relaxin Materials as set forth in the Specifications.

                    7.1.2 COMPLIANCE WITH LAWS. Connetics has conducted or has caused Connetics' Contract Manufacturers to conduct, and will in the future conduct Product Development and other relevant research and development activities required to support clinical testing, Regulatory Approvals and commercialization of the Product in the Field (and any Additional Indications) in accordance with applicable laws, rules and regulations, including without limitation, known or published standards of the FDA.

                    7.1.3 PERMITS; LICENSES. Connetics will maintain in effect all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to manufacture, supply and sell Relaxin Materials and/or Product and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement. Connetics will manufacture and supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

                    7.1.4 FUTURE PATENTS. Connetics will promptly disclose to Paladin any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications other than the Relaxin Patents, required for the production, manufacture or commercialization of Product in the Field.

                    7.1.5 INSURANCE. Connetics shall obtain and maintain sufficient liability insurance to cover its activities and obligations (including without limitation indemnified obligations) contemplated under this Agreement, in such amount normal and customary for companies engaged in industry and activities similar to Connetics.

                    7.1.6 NON-COMPETE. Connetics covenants that, except as expressly permitted under this Agreement, during the Term, it will not, nor will it permit or cause its Affiliates or any Third Party to, enter into any agreement or arrangement to manufacture, develop, use, offer for sale, lease, market, sell, import, commercialize or otherwise exploit either directly or indirectly in the Territory any product which contains human or animal relaxin (whether recombinant or natural) or any product for the treatment of DSS except in accordance with the terms of this Agreement (collectively, "THIRD PARTY WORK"). Without limiting the foregoing, except for sublicenses and subcontracts entered into in accordance with the terms of this Agreement, Connetics will not grant to any Affiliate or Third Party any rights under the Licensed IP which would permit such Affiliates or Third Party to engage in or otherwise exploit Third Party Work in the Territory. If Connetics breaches the provisions of this
SECTION 7.1.6, then without limiting any other remedies available to Paladin, Connetics shall at its sole expense contribute the Third Party Work to Paladin for use and exploitation under the terms of this Agreement and secure for Paladin the exclusive right in the Field to use and exploit the Third Party Work in the Territory.

                    7.1.7 COMMERCIALIZATION. Connetics shall use Commercially Reasonable Efforts to develop and commercialize the Product in the United States.

                    7.1.8 MAINTENANCE OF PATENTS. Connetics shall prosecute and maintain the Relaxin Patents, and shall not take any steps to abandon, or allow to lapse, nor fail to take any steps which are required to avoid the abandonment or lapsing of any Relaxin Patent (nor cause or permit any other person to do so) unless, in each case, Paladin and Connetics specifically agree otherwise in writing.

               7.2 PALADIN'S COVENANTS TO CONNETICS. Paladin covenants to Connetics as follows:

                    7.2.1 COMMERCIALIZATION. Paladin shall use Commercially Reasonable Efforts to develop and commercialize the Product in the Territory.

                    7.2.2 PERMITS; LICENSES. Paladin will maintain in effect in the Territory all governmental permits, licenses, orders, applications and Regulatory Approvals, if applicable, necessary to supply and sell Relaxin Materials and/or Product in the Territory and otherwise as necessary to perform its obligations in accordance with the terms of this Agreement and the Supply Agreement (all to the extent not otherwise required to be held by Connetics under applicable law or by the terms of this Agreement), and Paladin will supply such Relaxin Materials and/or Product in accordance with such governmental permits, licenses, orders, applications, and Regulatory Approvals.

                    7.2.3 FUTURE PATENTS. Paladin will promptly disclose to Connetics any knowledge it acquires during the Term of this Agreement relating to any patents or patent applications other than the Relaxin Patents, required for the production, manufacture or commercialization of Product in the Field.


                                  ARTICLE VIII
                          CONFIDENTIALITY AND PUBLICITY

               8.1 PUBLIC RELATIONS AND ANNOUNCEMENTS. The Parties shall provide courtesy copies of any public announcements concerning the relationship created by this Agreement. Neither Party shall make any representations concerning the other without the prior consent from the other Party. Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without the other Party's prior written consent, which consent will not be unreasonably withheld or delayed.

               8.2  CONFIDENTIALITY.

                    8.2.1 CONFIDENTIAL INFORMATION. The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning Relaxin Information, the other's business, plans, trade secrets, customers (including, but not limited to, customer lists of both Parties), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("CONFIDENTIAL INFORMATION"). Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or Third Party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information.

                    8.2.2 EXCEPTIONS. For purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings, provided that Relaxin Information shall automatically be treated as Confidential Information. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be

Confidential Information. Confidential Information does not include information, technical data or know-how which: (a) is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's files and records immediately prior to the time of disclosure; (b) becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party; (c) is independently developed by a Party without the use of any Confidential Information of the other Party; (d) is obtained from any Third Party who is authorized to disclose such data and information without obligation of confidentiality to the disclosing party, or (e) is approved for release in writing by the disclosing Party.

               8.3 REMEDY. If either Party breaches any of its obligations with respect to this ARTICLE VIII, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

               8.4 AGREEMENT TERMS. Subject to SECTION 8.1 and the exclusions set forth in SECTION 8.2.2, the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions of this Agreement under circumstances that reasonably ensure the confidentiality thereof to: (a) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so-disclosed), (b) its legal representatives, advisors and prospective investors, and (c) to Connetics' licensors to the extent required for compliance with Connetics' obligations under the Third Party Licenses.


                                   ARTICLE IX
                              TERM AND TERMINATION

               9.1 TERM. The obligations of the Parties under this Agreement are subject to the approval of the Vancouver Stock Exchange, which approval Paladin undertakes to obtain forthwith. Subject to the preceding sentence, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of the last to expire of the Relaxin Patents, or any regulatory extensions which provide exclusivity for the Product in the Territory ("TERM").

               9.2 TERMINATION. In addition to and notwithstanding the termination rights stated elsewhere in this ARTICLE IX and in SECTION 11.8 of this Agreement, this Agreement may be terminated as follows:

                    9.2.1 FOR BREACH BY CONNETICS. Upon breach by Connetics of any of its material obligations contained in this Agreement ("CONNETICS BREACH"), Paladin shall be entitled to give Connetics notice specifying the nature of the Connetics Breach and stating its intent to terminate this Agreement if the Connetics Breach is not cured. This Agreement shall terminate forty-five (45) days after Connetics receives such notice (a) if Connetics does not cure the

Connetics Breach to the reasonable satisfaction of Paladin, or (b) if a plan, reasonably acceptable to Paladin, is not implemented to cure as soon as practicable after notice of the Connetics Breach.

                    9.2.2 FOR BREACH BY PALADIN. Upon breach by Paladin of any of its material obligations contained in this Agreement ("PALADIN BREACH"), Connetics shall be entitled to give Paladin notice specifying the nature of the Paladin Breach and stating its intent to terminate this Agreement if the Paladin Breach is not cured. This Agreement shall terminate forty-five (45) days after Paladin receives such notice (a) if Paladin does not cure the Paladin Breach to the reasonable satisfaction of Connetics, or (b) if a plan, reasonably acceptable to Connetics, is not implemented to cure as soon as practicable after notice of the Paladin Breach.

                    9.2.3 LOSS OF THIRD PARTY LICENSES. Notwithstanding the provisions of SECTION 9.2.1, Paladin may terminate this Agreement on notice to Connetics if either of the following agreements is terminated resulting in the loss of Paladin's license under the Third Party Licenses: (a) the License Agreement dated September 27, 1993 between Genentech and Connective Therapeutics, Inc. (now known as Connetics) or (b) the License Agreement dated December 31, 1982 and re-executed as amended and varied as of June 30, 1987 between the Howard Florey Institute of Experimental Physiology and Medicine and Genentech, Inc. Connetics shall use Commercially Reasonable Efforts to obtain from relevant Third Parties an acknowledgement that, should the relationship contemplated by the Third Party Licenses terminate through no fault of Paladin's, Paladin shall have the right to continue to commercialize the Product as set forth in this Agreement.

                    9.2.4 TERMINATION BY PALADIN. Paladin shall have the right to terminate this Agreement by giving one hundred eighty (180) days prior written notice to Connetics for any reason or no reason; provided that Connetics may elect at its sole discretion to continue development of the Product in the Territory.

                    9.2.5 TERMINATION FOR INSOLVENCY. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party
(a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (b) upon the other Party's making an assignment for the benefit of creditors; or (c) upon the other Party's dissolution or ceasing to do business.

               9.3  EFFECT OF TERMINATION.

                    9.3.1 EFFECT ON LICENSE. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

                         (a) Upon the expiration of the Term, Paladin shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the Licensed IP existing as of the date of such expiration to make, have made, use, offer to sell, and sell Product in the Territory.

                         (b) Upon termination pursuant to SECTIONS 9.2.2, 9.2.4, or 11.8, or termination by Connetics pursuant to SECTION 9.2.5, all rights to the Product (except to Paladin's trademarks) in the Territory shall revert to Connetics.

                         (c) Upon termination by Paladin pursuant to SECTIONS 9.2.1, 9.2.3, or 9.2.5, the license granted to Paladin pursuant to this Agreement shall become a perpetual, irrevocable, royalty-free (as to Connetics), transferable, exclusive as to the Territory, license under the Licensed IP existing as of the date of such termination, to make, have made, use, offer to sell, and sell Product in the Territory, with the right to sublicense; provided that Paladin assumes Connetics' obligations to Third Parties under existing Third Party Licenses with respect to the Territory.

                    9.3.2 ONGOING OBLIGATIONS. Except as expressly provided in this Agreement, termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except that each Party may retain one copy of such Confidential Information marked and used for legal archival purposes only. In the event of termination pursuant to SECTION 9.2.2 by Connetics or SECTION 9.2.4 by Paladin, then Paladin shall assign and deliver to Connetics all data and information (including registration dossier) obtained in pursuing regulatory approvals, and all regulatory approvals (e.g., to Connetics' designee in the Territory as permitted under the applicable law) for the Product in the Territory received as of such termination date. Except for the provisions of SECTIONS 2.2, 3.5, 5.3,
5.5 and 9.3, and ARTICLES I, VI, VIII, X and XI which shall survive such expiration or termination (except as limited by the terms of such section or Article), all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

                    9.3.3 INVENTORY. Notwithstanding the foregoing, upon early termination of this Agreement pursuant to SECTION 9.2.4, Paladin shall have the right to sell all remaining Product in its inventory within six (6) months after the date of termination, subject to the payment to Connetics of the amounts specified in SECTION 4.1. Thereafter, Paladin agrees to destroy any remaining supply of Product and Relaxin Materials at Connetics' request and direction.


                                    ARTICLE X
                       REGULATORY COMPLIANCE AND REPORTING

               10.1 GOVERNMENT INSPECTION. Connetics agrees to advise Paladin by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours (or, in the case of a Contract Manufacturer, within twenty-four [24] hours after receipt by Connetics of notice thereof), of any unannounced visit or inspection, by any Regulatory Authority of any facilities used by Connetics or its Contract Manufacturers in the performance of its obligations under this Agreement, including the processes or procedures used at such facilities in the manufacture of Relaxin Materials, Relaxin or Product. Connetics shall provide Paladin with a reasonable description of each such visit or inspection promptly (but in no event later than five [5] calendar days) thereafter, and with copies of any letters, reports or other documents (including Form 483's) issued by any such authorities that relate to Relaxin, Relaxin Materials, or the Product, or such facilities, processes or procedures. Paladin may review Connetics' responses to any such reports and communications, and if practicable, and, insofar as timely received, Paladin's reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory Authority. Connetics shall also provide Paladin with the notice, information, documentation, and opportunity to comment provided for above with respect to Contract Manufacturers.

               10.2 ADVERSE EXPERIENCE REPORTING. Each Party shall notify, and shall cause its Affiliates and sublicensees and (with respect to Connetics) its Contract Manufacturers, to notify, the other party promptly upon receipt of (a) any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other adverse experience (an "ADVERSE EXPERIENCE") and the severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Relaxin Materials, Relaxin or the Product, whether or not determined to be attributable to the same, (b) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Product or the continued marketing of the Product in any nation or jurisdiction, (c) any material communications with or notice from a Regulatory Authority indicating that it intends to visit or inspect a Party's facilities, or the facilities of an Affiliate or sublicensee of such Party and (with respect to Connetics) a Contract Manufacturer, for a purpose relevant to the development, manufacture or marketing of the Product. Without limiting the foregoing, Connetics shall use Commercially Reasonable Efforts to require each Affiliate, sublicensee and Contract Manufacturer to notify Paladin's responsible drug safety department by telephone and facsimile within twenty-four (24) hours after Connetics first becomes aware of any Adverse Experience that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) inpatient hospitalization, represents a significant hazard, or is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of any Regulatory Authorities or a significant change in the label of the Product, including without limitation, any deviation from the specified environmental conditions for shipping or storage of the Product. Each Party shall make such reports as are necessary to comply with laws and regulations applicable to it, at its sole expense. Further, in the event a Party (or its Affiliates, sublicensees, or Contract Manufacturers) receives a communication or directive from a Regulatory Authority commencing or threatening seizure of (or other removal from the market of) Relaxin, Relaxin Materials, or Product, such Party shall transmit such information to the other Party within twenty-four (24) hours of receipt.

               10.3 NOTIFICATION AND RECALL. If any Regulatory Authority issues or requests a recall or takes similar action in connection with Relaxin or the Product, or if either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or wishing to call such recall or similar action shall, within twenty-four (24) hours, advise the other Party of notification or its determination by telephone or facsimile, after which the Parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either Party may initiate a recall or market withdrawal thereafter if it deems such action necessary or appropriate. Connetics shall be responsible for notification to FDA (or such other applicable Regulatory Authority with respect to countries other than the United States and the Territory) and compliance with applicable laws outside the Territory in conducting such recall. Paladin shall be responsible for notification to the applicable Regulatory Authority with respect to countries in the Territory and compliance with applicable laws in the Territory in conducting such recall.

               10.4 RECALL EXPENSE. If a recall results from the breach of a Party's warranties or obligations under this Agreement, the breaching Party shall bear the full expense of both Parties incurred in any such recall. Such expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and the sum paid for the recalled Product. Without limitation of the foregoing, if the failure to meet applicable legal requirements is caused by the act or omission of Connetics in manufacture or sale of Product to Paladin, (a) Connetics shall have the option of (i) replacing the recalled Product, or (ii) reimbursing Paladin for any amounts paid to Connetics by Paladin under this Agreement for Product which are recalled and/or cannot be shipped by Paladin due to the condition requiring the recall, and (b) with respect to Product manufactured by Connetics, Connetics shall reimburse Paladin for all liabilities incurred by Paladin by virtue of being unable to meet its supply obligations to its customers because Product could not be shipped by Connetics or Paladin due to the condition requiring recall. In the event, however, that a recall is partially caused by Connetics' actions or omissions and partially caused by Paladin's actions or omissions, then each Party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation.


                                   ARTICLE XI
                                  MISCELLANEOUS

               11.1 TAXES, TARIFFS, FEES. Paladin shall have the right to deduct from the payments set forth in SECTION 4.1 any withholding tax applicable to Connetics' income which Paladin is obliged to pay by under applicable law; provided however that Paladin shall provide Connetics with an appropriate tax receipt for the deducted amount which Connetics can present to its tax authority and sufficient for Connetics to receive the corresponding credit to which it is entitled. The Parties agree to cooperate in all respects necessary to take advantage of such double taxation agreements as may be available to optimize the tax obligations of each Party.

               11.2 CURRENCY OF PAYMENTS. All amounts payable to Connetics by Paladin pursuant to this Agreement shall be made to Connetics in U.S. dollars and by wire transfer to the U.S. bank account(s) specified by Connetics from time to time. Paladin shall apply a conversion rate from Canadian currency to U.S. dollars for amounts payable under this Agreement equal to the average of the conversion rates in effect on the last (30) days of the quarterly period for which such payment is due. The conversion rates to be used in this Agreement shall be the rates reported in the Wall Street Journal (West Coast Edition).

               11.3 COMPLIANCE WITH LAWS. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations in the Territory and the U.S. with respect to the export or re-export or release of technology and technical data.

               11.4 DISPUTE RESOLUTION AND GOVERNING LAW.

                    11.4.1 PROCESS. The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to the Chief Executive Officers of Paladin and Connetics. If the Chief Executive Officers of Paladin and Connetics are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, such conflict may be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this Section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties.

                    11.4.2 GOVERNING LAW. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of New York and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction by which such patent was granted. The Parties specifically disclaim application to this Agreement of the Convention on Contracts for the International Sale of Goods.

               11.5 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               11.6 NOTICES. Any notice required or permitted by this Agreement shall be in writing and in English and shall be sent by prepaid registered or certified mail, return receipt requested; by facsimile; by internationally recognized courier; or by personal delivery, in each case addressed to the other Party at the address below or at such other address for which such Party gives notice under this Agreement.

               Connetics Corporation
               Attn: President and Chief Executive Officer
               3400 West Bayshore Road
               Palo Alto, California 94303
               U.S.A.

               Paladin Labs Inc.
               Attn: Chief Executive Officer
               6111 Royalmount, Suite 102

               Montreal, Quebec H4P 2T4
               CANADA

Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

               11.7 FORCE MAJEURE. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party.

               11.8 NONASSIGNABILITY AND BINDING EFFECT. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement provided the assigning Party remains primarily liable, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party's related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this SECTION 11.8 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in SECTION 9.3.1.

               11.9 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

               11.10 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

               11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

               11.12 ENTIRE AGREEMENT. This Agreement, including the attached Exhibits which are incorporated in this Agreement by reference, constitutes the entire agreement of the Parties with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Connetics and Paladin with respect to such subject matter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

               11.13 INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. This Agreement does not establish a relationship of agency, partnership, joint venture, employment or franchise between the Parties and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.

          The undersigned have executed this Agreement on behalf of the Parties as of the Effective Date.



CONNETICS CORPORATION                          PALADIN LABS INC.



By:  /s/ T. Wiggans                            By:  /s/ Jonathan Goodman
     -------------------------------------          --------------------------
     Thomas G. Wiggans                              Jonathan Goodman
     President and Chief Executive Officer          President

                                LIST OF EXHIBITS



   EXHIBIT A-1                              Amino Acid Sequence

   EXHIBIT A-2                              Substances

   EXHIBIT A-3                              Specifications

   EXHIBIT B                                Relaxin Patents

   EXHIBIT C-1                              Third Party Licenses to Connetics

   EXHIBIT C-2                              Third Party Licenses Not Involving the
                                             Territory and Third Party Licenses from
                                             Connetics

   EXHIBIT D                                Stock Purchase Agreement

   EXHIBIT E                                Outline of Terms of Supply Agreement


                                  EXHIBIT A-1

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  separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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                                  EXHIBIT A-2

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  separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  EXHIBIT A-3

                                      [*]














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  separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT E

                                      [*]














* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.